EX 99.28(p)(14)
Code of Ethics: Personal Transactions
Most Recently Revised: February 2015

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal Securities transactions and holdings;

●	Reporting of violations of the code; and

●	The provision of the code to all Supervised Persons.
Risks
In developing these policies and procedures, CCG considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Supervised Persons do not understand the fiduciary duty that they, and CCG, owe to Clients and Investors;

●	Supervised Persons and/or CCG fail to identify and comply with all applicable Federal Securities Laws;

●	Supervised Persons do not report personal Securities transactions;

●	Supervised Persons trade personal accounts ahead of Client accounts;

●	Supervised Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	CCG does not provide its Code of Ethics and any amendments to all Supervised Persons; and

●	CCG does not retain Supervised Persons’ written acknowledgements that they received the code and any amendments.

CCG has established the following guidelines to mitigate these risks.
Policies and Procedures
Fiduciary Standards and Compliance with the Federal Securities Laws
This Code of Ethics is based on the principle that the officers, directors and employees of CCG owe a fiduciary duty to, among others, CCG’s Clients and Investors. In consideration of this fiduciary duty, Supervised Persons should conduct themselves in all circumstances in accordance with the following general principles:

●	You must at all times place the interests of CCG’s clients before your own interests.

●	You must conduct all of your personal investment transactions consistent with this Code of Ethics and in such a manner that avoids any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

●	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

●	You must adhere to the principle that information concerning the identity of security holding and financial circumstance of Clients and Investors is confidential.

●	You must comply with those applicable federal securities laws and Firm policies that are issued from time to time and are applicable to your group.

●	Communications with clients or prospective clients should be candid and fulsome. They should be true and complete and not mislead or misrepresent. This applies to all marketing and promotional materials.

●	Independence in investment-decision making should be paramount.

●	Decisions affecting clients are to be made with the goal of providing equitable and fair treatment among clients.

The effectiveness of CCG’s policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules.

Although determining what behavior is necessary or appropriate sometimes is difficult when adhering to these general principles, this Code of Ethics contains several guidelines for proper conduct. CCG values its reputation for integrity and professionalism. CCG’s reputation is its most valuable asset. The actions of Supervised Persons should be consistent and in furtherance of this reputation.

Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code of Ethics, in addition to the specific guidelines and examples set forth below. If you are uncertain about whether a real or apparent conflict exists between your interests and those of CCG’s clients in any particular situation, you should consult the CCO immediately. Violations of this Code of Ethics constitute grounds for disciplinary actions, including dismissal.

Because no set of rules can anticipate every possible situation, it is essential that you follow these rules not just in letter, but in spirit as well. Any activity that comprises CCG’s integrity, even if it does not expressly violate a rule, has the potential to harm CCG’s reputation and may result in scrutiny and disciplinary action.

In any situation in which an approval is required for an individual designated under this Code of Ethics to give approvals, such individual may not be one of the approving persons.

Each Supervised Person has received this Code of Ethics and any amendments thereto.
Personal Securities Transactions
Laws and ethical standards impose on CCG, its employees and its directors, duties to avoid conflicts of interest between their personal investment transactions and transactions CCG makes on behalf of its clients. In view of the sensitivity of this issue, avoiding even the appearance of impropriety is important. The following personal investment transaction policies are designed to reduce the possibilities of such conflicts and inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Any questions about this Personal Investment Transactions Policy should be addressed to the CCO unless otherwise indicated.
Who Is Covered
Except as otherwise noted, CCG’s restrictions on personal investment transactions apply to all Access Persons. Every Supervised Person should consider himself or herself an Access Person unless otherwise specifically exempted by the CCO. Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties and access to Firm information. Such person will be notified when he or she is considered an Access Person.
Accounts Covered
All accounts in which an Access Person may conduct Securities transactions are covered by this policy. This includes all accounts in which the Access Person may have a “beneficial interest.”

The term “beneficial interest” is defined by rules of the SEC. Generally, under the SEC rules, a person is regarded as having a beneficial interest in Securities held in the name of:

●	a husband, wife, or domestic partner,

●	a minor child,

●	a relative or significant other sharing the same house, and

●	anyone else if the Access Person:

o	obtains benefits substantially equivalent to ownership of the Securities,

o	can obtain ownership of the Securities immediately or within 60 days, or
o	can vote or dispose of the Securities.

An example of an Access Person having a “beneficial interest” includes trades in a relative’s brokerage account if the Access Person is authorized to trade for that brokerage account, regardless of whether the Access Person actually does trade. Whether you have beneficial interest in the Securities of a relative or significant other sharing the same house can be rebutted only under very limited facts and circumstances. If you believe your situation is unique and therefore rebuts the presumption of beneficial interest, you must contact the CCO.

Under the definition of “beneficial interest,” persons other than CCG Supervised Persons may have to comply with this Code of Ethics including, but not limited to spouses, domestic partners, and significant others sharing the same households. The pertinent CCG Access Person must make sure that the outside person is familiar with the requirements of this Code of Ethics. Violations by the outside person constitute violations by the related CCG Access Person. If you want the outside person to receive a copy of this Code of Ethics or to attend a Code of Ethics orientation, contact Compliance.

If you act as a fiduciary with respect to funds and accounts managed outside of CCG (e.g., if you act as the executor of an estate for which you make investment decision), you will have a beneficial interest in the assets of that fund or account. Accordingly, any Securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth below. You should review the restriction on your ability to act as a fiduciary outside of CCG.
Account Opening, Changes or Closings
Because CCG must receive duplicate confirmation and broker statements for all accounts of an Access Person and any account in which an Access Person has a beneficial interest as defined above, CCG must be made aware immediately of all account opening, changes, or closures.
Opening an Account
New Access Persons or Access Persons wishing to open a new brokerage account may do so, but must immediately:

●	Notify Compliance;

●	Ensure that CCG receives duplicate copies of trade confirmations and broker account statements. If your broker requires delivery instructions (a letter from CCG to receive duplicate confirms and statements) please contact Compliance.
Changes to an Account
If the account set up information of an account changes, (for example, a change to the name on the account, the account number, or similar change), the Access Person must notify Compliance immediately, and the Access Person must ensure that duplicate confirmations and broker statements continue to be sent to CCG.
Closing an Account
Once an account has been closed, the Access Person must immediately notify compliance and supply compliance with evidence of account closure on the brokerage firm’s letterhead.

Exceptions
The requirements for account openings, changes or closures do not apply to:

●	Outside Fiduciary Accounts; and

●	Accounts that hold only third-party, open-end mutual funds in which only those exempted mutual fund securities are traded;

Note that while the trades in a Non-Discretionary Account do not have to be reported, the existence of the Non-Discretionary Account must be reported to Compliance. Access Persons will be required to provide satisfactory evidence of its non-discretionary nature as described in the Exempt Securities chart below.
Preclearance Procedures
General Principles Regarding Securities Transactions
Each Access Person must obtain preclearance for any personal investment transaction in a Security if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the Security.

Access Persons must obtain preclearance for all non-exempt Securities transactions by filing a Personal Transaction Authorization Form (“PTAF”). Access Persons will be required to supply certain key information and to make certain certification each time you trade a Security, such as that you have no knowledge that the Security is under active consideration for purchase or sale by CCG for its clients.

Access Persons must complete an approved Securities transaction by 1PM Los Angeles time (4PM New York time) the business day following the day that you obtain preclearance. If the transaction is not completed within these time constraints, Access Persons must obtain a new preclearance, including one for any unexecuted portion of the transaction, or you must cancel the unexecuted portion of the transaction.

The defined approval window may significantly impede the use of limit orders, which if used, must be structured in adherence with the preclearance time limits. Post approval is not permitted under this Code of Ethics. If CCG determines that an Access Person completed a trade before approval or after the clearance expires, you will be considered to be in violation of the Code of Ethics.

Note that preclearance ordinarily will be given on the day you request it if it is received before the daily processing cutoffs of 6:30AM, or 9:30AM, or 12PM Los Angeles Time and 9:30AM, or 12:30PPM, or 3PM New York time.
Exceptions
Preclearance is not necessary for Exempt Securities and Non-Discretionary Accounts. Note that while preclearance is not required for Non-Discretionary Accounts, certain Non-Discretionary Accounts are subject to certain of the reporting requirements specified below. Separate certification procedures will apply for Securities executed on behalf of Outside Fiduciary Accounts in lieu of preclearance.

Trading Restrictions
This policy governs your investments in Securities. No Access Person or CCG director may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have beneficial interest including:

●	Any Security that CCG is buying or selling for its clients, until such buying or selling is completed or cancelled.

●	Any Security that to his or her knowledge is under active consideration for purchase or sale by CCG for its clients.

●	CCG has adopted other restrictions on personal investment transactions.

Remember these are limits on what you can do directly or indirectly, for your own account or for any account in which you may have a “beneficial interest.” Except as otherwise noted below, the trading restrictions do not apply to Outside Fiduciary Accounts.

For any securities transaction in which an Access Person has a direct or indirect beneficial ownership interest, he or she may not:

●	Enter into an uncovered short sale.

●	Write an uncovered option.

●	Acquire any non-exempt Security in an IPO.

●	Transact in Securities offered in a hedge fund, other Private Placements, or other Limited Offering (other than those sponsored by CCG) without the prior approval.

o	Requests for purchases are made by submitting a PTAF to Compliance. When considering approval, the CCO will take into consideration whether the investment opportunity you have been offered should be reserved for CCG’s clients and whether the opportunity is being offered to you by virtue of your position with CCG. If you or your department wants to purchase on behalf of a Firm client the Security of an issuer or its affiliate where you have a beneficial interest (including through an Outside Fiduciary Account) in the Securities of that issuer through Private Placements, you must first disclose your interest to the CCO. In such an event, the CCO will independently review the proposed investment decision. Written records of any such circumstance will be maintained by the CCO.
o	Requests for transfers of interest in Firm sponsored Private Placements, other than estate planning or those that are court-mandated, require preapproval from the CCO.
o	Requests for sales are made by submitting a PTAF to Compliance.

●	Purchase or sell any Security that is subject to a firm wide restriction or a department restriction by his or her department. An exemption to trading a restricted list security may be granted under certain conditions, such as when the request occurs outside of a restricted time window person or is confirmed not to violate Chinese Walls, or when the purchase will not violate agreements with issuers or not exceed regulations relating to quantities of the Security that may be held by CCG.

●	Trade excessively in violation of the prospectuses to mutual funds advised or sub-advised by CCG.
Additional Restrictions for Investment Personnel
Investment Personnel are subject to the additional trading restrictions listed below unless they have received specific confirmation to the contrary from the CCO. Note that an individual’s status or duties may change, which could result in him or her becoming subject to the same trading restrictions as the Investment Personnel. If you have any questions resulting from such a change, you should contact Compliance.

Investment Personnel may not:

●	Profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities other than Exempt Securities within 60 calendar days. This applies to any Security, whether or not it is held in any client portfolio at CCG. A LIFO system will be used to match transactions (meaning most recent purchases will be matched against a given sale or that the most recent sales will be matched against a given purchase). You also should note that this prohibition would effectively limit the utility of options trading and short sales of Securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades will be subject to disgorgement.

Additionally, no Portfolio Manager may:

●	Purchase or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days BEFORE that Security is bought or sold on behalf of any Firm client for which the portfolio manager serves as portfolio manager. Violation of this prohibition will require reversal of the transaction, and any resulting profits will be subject to disgorgement.

●	Purchase any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is sold on behalf of any Firm client for which the Portfolio Manager serves as portfolio manager.

●	Sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is bought on behalf of any Firm client for which the Portfolio Manager serves as portfolio manager.

Any profits required to be disgorged will be given to a charity under CCG’s direction.
Securities or Transactions Exempt From Personal Investment Transactions Policy
Personal investment transactions in Exempt Securities are still subject to CCG’s policy on inside information and may be subject to reporting requirements as described below.
Exempt Securities Chart
The following table summarizes the preclearance and reporting requirements for Securities or transactions that are exempt from some aspects of the personal investment transactions policy.

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report
U.S. Government Securities (defined only as direct obligations of the U.S. Government, not as agency, state, municipal, or other local obligations).	No	No	No
Bank Certificates of Deposit.	No	No	No
Bankers’ Acceptances.	No	No	No
High quality short-term debt instruments (investment grade, maturity not greater than 13 months) including commercial paper, repurchase agreements, variable rate municipal bonds and other securities that are cash equivalents determined by the Chief Compliance Officer.
	No	No	No
Shares in money market mutual funds.

Note that other types of securities that are sold as money market equivalents are subject to all aspects of the policy unless an exemption is granted by Compliance.
	No	No	No
Mutual Fund Shares in open-end investment companies.	No	No	No
Exchange Traded Funds	No	Yes	Yes
Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by CCG.	No	No	No
Stock index futures and nonfinancial commodities (e.g., pork belly contracts).	No	No	No
Securities purchased on behalf of an Access Person in a Non-Discretionary Account. (i) which you, your spouse, your domestic partner, or your significant other established,	No preclearance of trades required but when the account is opened it must be reported and acceptable evidence of its non-discretionary nature must be provided to Compliance.	Yes, but only report the existence of the brokerage account and not the trades done in it.	Yes, but only report the existence of the brokerage account and not the trades done in it.
(ii) which you, your spouse, your domestic partner, or your significant	No	No	No

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report
other did not establish.
Securities purchased or sold through an Auto-Trade	No	Yes	Yes
Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.
	No	Yes	Yes
Interests in Firm-sponsored limited partnerships or other Firm -sponsored private placements.	No, unless a transfer.	Yes	Yes
Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option (a simultaneous sale of the security upon exercise of the option).	Yes, security received must be reported.	Yes
Rule 10b5-1 Plans must be approved prior to being entered into. Once approval for the Rule 10b5-1 Plan is received, transactions pursuant to the plan will not require preclearance.	Yes, prior to approval of the Rule 10b5-1 Plan.	Yes	Yes

Reporting of Transactions
Access Persons must file all reports in a complete and accurate manner to ensure their accuracy and completeness. Transactions include purchases, sales and corporate actions such as mergers, spin-offs and dividend issuance. Your failure to do so may result in your trade requests being denied.

You are charged with the responsibility for the timely submission of reports. Any effort by CCG to facilitate the reporting process does not change or alter that responsibility.
Initial Holdings Reports
All Access Persons are required to file online an Initial Holdings Report listing all Securities (other than holdings in Non-Discretionary Accounts) and all accounts in which the person has a beneficial interest within 10 calendar days of becoming an Access Person. All information in Initial Holdings Reports must be current as of a date not more than 45 days prior to the date the person became an Access Person.

Quarterly Reports
All Access Persons must submit quarterly reports of personal investment transactions by the 10th calendar day of January, April, July, and October or, if that day is not a business day, then the first business day thereafter. Transactions include purchases, sales and corporate actions such as mergers, spin-offs, stock splits and stock dividend issuance. No reporting of cash dividends is required. Every Access Person must file a quarterly report when due even if such person made no purchases or sales of Securities during the period covered by the report.

Annual Holdings Reports
All Access Persons are required to submit on or before January 31 an Annual Holdings Report that provides a listing of all accounts and Securities that the person has a beneficial interest in as of December 31 of the preceding year (other than holdings in Non-Discretionary Accounts). See the chart above for the list of Exempt Securities which do not have to be reported. All information in Annual Holdings Reports must be current as of a date not more than 45 calendar days prior to the date the report was submitted. See the chart above for the list of securities that do not have to be reported.

Annual Compliance Certification
All Access Persons are required to submit an Annual Compliance Certification containing a certification regarding compliance with the Code of Ethics on or before January 31 of the subsequent year.

If you are an Access Person you must submit:

Report Name	When Due
Initial Holdings Report	10 days of becoming an Access Person
Quarterly Reports	First 10 days of January, April, July, October
Annual Holdings Report	First 31 days of each year
Annual Compliance Certification	First 31 days of each year

Other Employee Conduct
Personal Financial Responsibility
Properly managing your personal finances is important, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust.

Personal Loans

You are not permitted to borrow from clients or from providers of goods or services with whom CCG deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity That Rightfully Belongs To CCG
Employees must not take for their own advantage a business opportunity that rightfully belongs to the CCG. Whenever CCG has been actively soliciting a business opportunity, or the opportunity has been offered to it, or CCG’s funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to CCG and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:
▪	selling information to which an employee has access because of his/her position,
▪	acquiring any real or personal property interest or right when CCG is known to be interested in the property in question,
▪	receiving a commission or fee on a transaction that would otherwise accrue to CCG, and
▪	diverting business or personnel from the CCG.
Disclosure of a Direct or Indirect Interest in a Transaction
If you or any family member have any interest in a transaction (whether the transaction is on behalf of a client or on behalf of CCG), that interest must be disclosed, in writing, to the Chief Compliance Officer. Disclosure will allow assessment of potential conflicts of interest and how they should be addressed. You do not need to report any interest that is otherwise reported in accordance with the Personal Investment Transactions Policy. For example, conducting business with a vendor or service provider who is related to you or your family, or with a vendor or service provider for which a parent, spouse, or child is an officer should be disclosed.
Corporate Property or Services
Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to CCG, unless approved, in writing, by the Chief Compliance Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes also is prohibited.
Use of CCG Stationery
Using official corporate stationery for either personal correspondence or other non-job-related purposes is inappropriate.
Giving Advice to Clients
CCG cannot practice law or provide legal advice. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the Chief Compliance Officer. You also should avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, with the exception of situations that may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.
Exemptive Relief
The CCO will review and consider any proper request of an Access Person for relief or exemption from any remedy, restriction, limitation or procedure contained in this Code of Ethics that is claimed to cause a hardship for such an Access Person or that may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis determined by the CCO. The CCO also may grant exemption from Access Person status to any person or class of persons it determines does not warrant such status. Under appropriate circumstances, the CCO may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for clients, where the personal transaction would be very unlikely to affect a highly institutional market, where CCG officer or employee is not in possession of inside information, or for other reasons sufficient to satisfy the CCO that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. The CCO shall meet on an ad hoc basis, as deemed necessary upon written request by an Access Person, stating the basis for his or her request for relief. The CCO’s decision is solely at their discretion.
Reporting Illegal or Suspicious Activity - “Whistleblower Policy”
CCG is committed to high ethical standards and compliance with the law in all of its operations. CCG believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. CCG’s policy is to create an environment in which its employees can report these issues in good faith without fear of reprisal.

CCG’s practice is that all employees report illegal activity or activities that are not in compliance with the CCG’s formal written policies and procedures, including our Code of Ethics, to assist CCG in detecting and putting an end to fraud and unlawful conduct. To that end, the Whistleblower procedures below have been adopted. Reports under the Whistleblower procedures will not be anonymous, but these reports by a reporting employee will be held confidentially by CCG except in extraordinary and limited circumstances.

CCG expects the exercise of the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy.

In most cases, an employee should be able to resolve issues or concerns with his or her manager or, if appropriate, other line management senior to their manager. However, instances may occur when this recourse fails or you have legitimate reasons to choose not to notify management. Examples include, but are not limited to, circumstances in which the report involves your manager or the manager fails to respond. In such cases, CCG has established a system for employees to report illegal activities or non-compliance with CCG’s formal written policies and procedures.

An employee who has a good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy. “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, or e-mail. The employee making the report must identify himself or herself. The employee also should clearly identify that the report is being made pursuant to this Reporting of Illegal or Suspicious Activity Policy. The report should be made to the Chief Compliance Officer.

The Chief Compliance Officer will consult about the investigation as required. Depending on the nature of the matters covered by the report, an officer or manager may conduct the investigation, or it may be conducted by the Chief Compliance Officer, or by an external party.

The investigation will be conducted diligently by any appropriate action.

CCG understands the importance of maintaining confidentiality of the reporting employee to make the Whistleblower right effective. Therefore, the identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation determined by the Chief Compliance Officer. Any disclosure shall be limited to the minimum required. The employee making the report will be advised if confidentiality cannot be maintained.

The Chief Compliance Officer will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

The Chief Compliance Officer will report to CCG’s Managing Partners concerning the findings of any investigation they determine involved a significant non-compliance issue.

If an employee elects not to report suspected unlawful activity to CCG, the employee may contact the California Office of the Attorney General’s whistleblower hotline at (800) 952-5225. The Attorney General shall refer calls received on its whistleblower hotline to the appropriate governmental authority for review and possible investigation.

Note that submitting a report that is known to be false is a violation of this Reporting of Illegal or Suspicious Activity Policy.

Code of Ethics: Insider Trading
Most Recently Revised: February 2015

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of Material Non-Public Information;

●	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

●	Communicating Material Non-Public Information to others in breach of a fiduciary duty.
What Information is Material?
Many types of information may be considered material, including, without limitation, advance knowledge of:

●	Dividend or earnings announcements;

●	Asset write-downs or write-offs;

●	Additions to reserves for bad debts or contingent liabilities;

●	Expansion or curtailment of company or major division operations;

●	Merger, joint venture announcements;

●	New product/service announcements;

●	Discovery or research developments;

●	Criminal, civil and government investigations and indictments;

●	Pending labor disputes;

●	Debt service or liquidity problems;

●	Bankruptcy or insolvency;

●	Tender offers and stock repurchase plans; and

●	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Supervised Persons should consult with the General Counsel (GC) or the Compliance Group, if there is any question as to whether non-public information is material.
What Information is Non-Public?
Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be non-public information. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

●	In person;

●	In writing;

●	By telephone;

●	During a presentation;

●	By email, instant messaging, or Bloomberg messaging;

●	By text message or through Twitter; or

●	On a social networking site such as Facebook or LinkedIn.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Supervised Persons should consult with the GC OR COMPLIANCE if there is any question as to whether material information is non-public.

Penalties for Trading on Material Non-Public Information
Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided. CCG will self - Supervised Persons trading on insider trading.
Risks
In developing these policies and procedures, CCG considered the material risks associated with insider trading. This analysis includes risks such as:

●	Supervised Persons place trades in personal and/or Client accounts based on Material Non-Public Information;

●	Supervised Persons pass Material Non-Public Information on to others;

●	Supervised Persons are not aware of what constitutes Material Non-Public Information;

CCG has established the following guidelines to mitigate these risks.
Policies and Procedures
Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of CCG’s Clients. CCG’s Insider Trading Policies and Procedures apply to all Supervised Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Supervised Person is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Supervised Person is a partner unless the Supervised Person has no direct or indirect control over the partnership.
Procedures for Recipients of Material Non-Public Information
If a Supervised Person has questions as to whether they are in possession of Material Non-Public Information, they should speak to no one about the matter except to inform the GC or Compliance as soon as possible. The GC or Compliance will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, a Supervised Person:

●	Must immediately report the potential receipt of Material Non-Public Information to ;

●	Must not trade the securities of any company about which they may possess Material Non-Public Information, or derivatives related to the issuer in question;

●	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

●	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the GC or Compliance prescribes an appropriate course of action.

If the GC or Compliance determines that the information is material and non-public, the GC or Compliance will include any affected securities on the CCG Restricted List, including a description of the information, its source, and the date that the information was received. The Restricted List will be promptly circulated to the relevant Product Groups upon any changes and the CCG Restricted List will be updated in StarCompliance and Everest for monitoring purposes. CCG Product Groups and their Supervised Persons will not place any trades in securities for which they have Material Non-Public Information. Depending on the relevant facts and circumstances, the GC or Compliance may also take some or all of the following steps:

●	Review the emails of the affected Supervised Persons more frequently;

●	Forbid other Supervised Persons from seeking to obtain the information; and

●	Conduct key word searches of all Supervised Persons’ emails for the information in question.

Trading in affected securities may resume when the GC or Compliance determines that the information has become public and/or immaterial. At such time, the GC or Compliance will remove it from the CCG Restricted List and indicate the date that trading was allowed to resume, the reason for the resumption. Please see the Information Barriers policy below for further details.
Selective Disclosure
Non-public information about CCG’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Supervised Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the GC or Compliance. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that CCG owes to its Clients.
Relationships with Potential Insiders
CCG’s Clients, Investors, third-party research providers, portfolio companies, and advisory board members may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

●	Being employed by an issuer (or sitting on the issuer’s board of directors);

●	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

●	Accessing an Alpha-capture system that receives information from insiders;

●	Sitting on an issuer’s creditors committee;

●	Serving as an elected official, or otherwise being involved in non-public political processes;

●	Meetings or idea dinners with investment bankers or other connected individuals;

●	Personal relationships with connected individuals; and

●	A significant other’s involvement in any of the preceding activities.

Individuals with access to Material Non-Public Information may have an incentive to disclose the information to CCG due to the potential for personal gain. Supervised Persons should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients, Investors, third-party research providers, and advisory board members. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with the GC or Compliance if there is any appearance that the recommendations or information are based on Material Non-Public Information.

If a Supervised Person expects that discussions with an outsider might involve the transmission of Material Non-Public Information, the Supervised Person should disclose whether or not CCG is an insider, and should seek a representation regarding the counterparty’s status as a potential insider. When practicable, this disclosure and representation should be communicated by email. Supervised Persons should consult with the GC or Compliance if there is any question regarding the appropriate types of information that can be provided to, or received from, an outside individual or entity.
Intentional Receipt of Non-Public Information about Issuers
In certain circumstances CCG may intentionally obtain non-public information about issuers. For example, the Company might be provided with non-public information in connection with certain types of debt investments. CCG’s receipt of non-public information about an issuer may limit the Company’s ability to trade in that issuer’s public securities, so CCG must carefully consider the benefits and limitations before non-public information is received.

Confidentiality and Non-Disclosure Agreements
Only the authorized signatories within each CCG Product Group are permitted to sign confidentiality agreements on CCG’s behalf in connection with the potential receipt of non-public information. Each executed confidentiality agreement must include the Compliance Group copied on the communication. The GC or Compliance will include the name of any affected securities to the CCG Restricted List.
Intralinks
Supervised Persons may wish to gain access to documents or databases that are expected to yield non-public information on the private side of Intralinks. In those instances, Supervised Persons must immediately notify the GC or Compliance and any affected securities will be included on the CCG Restricted List.
Information Barriers
CCG has implemented Information Barrier procedures designed to “quarantine” or “isolate” one or more Product Groups from one another. While the Mezzanine, Direct Lending, and Special Situations Product Groups primarily transact in private securities, the Capital Markets Product Group is most likely to transact in public securities and, therefore, CCG has implemented physical controls by locating the members on a separate floor of CCG’s office building. Furthermore, each Product Group maintains a separate secured drive on the CCG network to ensure that investment research is only shared with the members of that relevant Product Group.

The Capital Markets Restricted List and Private Product Groups Restricted List are maintained separately and distributed only to members of the relevant Product Group. Additionally, a global CCG Restricted List is compiled and uploaded to StarCompliance and Everest and CDO Suite upon any changes.

Supervised Persons must be mindful not to conduct conversations regarding inside information in public areas where it may be overheard.
Pre-Set 10b5-1Trading Plans
Rule 10b5-1 under the Exchange Act may permit pre-planned trading in Securities about which an individual or entity possesses Material Non-Public Information. By documenting a 10b5-1 plan prior to the receipt of Material Non-Public Information, CCG or its Supervised Persons may be able to show that trades were not made based on the Material Non-Public Information. A 10b5-1 plan must be established in good faith prior to the receipt of Material Non-Public Information, must define specific trading parameters that will be followed consistently, and must be implemented by a third party.

Neither CCG nor any Supervised Person may establish or trade on a 10b5-1 plan without written pre-approval from the CCO.
Rumors
Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to CCG’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of CCG and other market participants and trading counterparties. Supervised Persons should consult with the GC or Compliance regarding questions about the appropriateness of any communications.

Expert Networks
CCG’s Supervised Persons may consult with paid industry experts as part of the Compnay’s research process. CCG typically contacts such consultants through Magellan Research Group and/or other sources.

Supervised Persons who wish to speak with a paid industry expert must:

●	Provide biographical information about the expert to the CCO;

●	Provide a description of the topics to be discussed witht the expert to the CCO;

●	Obtain written pre-clearance from the CCO;

●	Tell the expert at the beginning of the meeting about the topics that are likely to be discussed and confirm that the expert is allowed to discuss such topics;

●	Tell the expert at the beginning of the meeting that CCG does not want to receive any information:

o	about the expert’s employer or affiliated entities,

o	about prior employers, or affiliated entities, of the expert during the past six months;

o	that the expert is prohibited from disclosing; or

o	that may be Material Non-Public Information.

●	Ask the expert whether he or she is permitted by his or her employer to engage in paid consultations; and

●	Immediately report the receipt of any potentially Material Non-Public Information to the CCO.

CCG anticipates that the CCO will not approve any conversations about an issuer with an expert who worked for the issuer during the past 12 months.

Before approving use of an expert network provider such as Magellan Research Group, the CCO will obtain and review the relevant company’s policies prohibiting experts from disclosing Material Non-Public Information. The CCO may also periodically attend meetings with paid industry experts in order to understand the types of information that are discussed, review sampled email correspondence involving paid industry experts, monitor the frequency with which various experts are being used, and/or compare particularly profitable trading to CCG’s past contacts with industry experts.

Code of Ethics: Gifts and Entertainment
Most Recently Revised: February 2015
Background

Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.
Risks
In developing these policies and procedures, CCG considered the risk that Supervised Persons would be improperly influenced by excessive gifts or entertainment. CCG also considered the risk that Supervised Persons would try to use gifts or entertainment to exert improper influence on another individual or entity. CCG established the following guidelines to mitigate these risks.

Policies and Procedures
Guiding Principles
CCG holds its Supervised Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statues in the U.S. and the U.K. are broadly written, so Supervised Persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.
Specific Policies and Procedures
Supervised Persons’ Receipt of Entertainment –Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature and the business partner providing the business entertainment attends the event. If the estimated cost or value of the Supervised Person’s portion of the entertainment is greater than $250, then the Supervised Person must report his/her attendance to the Compliance Group through StarCompliance. Supervised Persons must request pre-approval from Compliance to receive business entertainment with an estimated value greater than $750 per person.

Supervised Persons’ Receipt of Gifts – Supervised Persons must report their receipt of gifts over $100 to the Compliance Group through StarCompliance. Supervised Persons should not circumvent the reporting policy by accepting numerous gifts below the de minimis threshold. The CCO may determine that a gift over $100 is excessive and require the Supervised Person to return the gift or take other appropriate steps to avoid the appearance of a conflict of interest.

CCG expects that it will bear the costs of employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than CCG they should be treated as a gift to the employee for purposes of this policy and must be pre-approved by Compliance.

Shared gifts such as holiday baskets or lunches delivered to CCG’s offices, which are received on behalf of the Company and do not have any estimated per person cost greater than $100, do not require reporting. Also, promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

CCG’s Gift and Entertainment Giving Policy – CCG and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must:

●	report giving gifts greater than $100;
●	request pre-approval for gifts greater than $750 in value; and
●	request pre-approval for entertainment more costly than $750 per person to any Client, Investor, prospect, or individual or entity that CCG does, or is seeking to do, business with.

Supervised Persons should seek approval through StarCompliance.

A CCG representative must attend the business entertainment provided, otherwise it will be considered a gift to the recipient.

Gifts and Entertainment Given to Union Officials – The aggregated value of all gifts and entertainment provided by CCG to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of CCG’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the Compliance Group through StarCompliance.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. CCG and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Supervised Persons should use StarCompliance to disclose all gifts and entertainment to foreign government officials or a government instrumentality, irrespective of value and including food and beverages provided during a legitimate business meeting.

Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – CCG is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the Compliance Group through StarCompliance.
Internal Controls
Gifts and Entertainment Tracking – The CCO will use StarCompliance to track Supervised Persons’ provision and receipt of gifts and entertainment. The General Counsel will be responsible for reviewing any gifts and entertainment reported by the CCO.

Monitoring Third Parties – The CCO is responsible for assessing whether agreements with third parties should include anti-bribery representations, and for ensuring that any necessary representations are included in executed agreements. The CCO may also require that third parties acting on behalf of CCG attend the Company’s anti-bribery training sessions. Supervised Persons may not execute agreements with third parties that are reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries without the GC or CCO’s approval.

If a third party is reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries, the CCO will review any expense claims submitted by the third party and may require explanations and supplemental documentation to ensure that the third party has not provided improper gifts or entertainment on CCG’s behalf.

Code of Ethics: Political and Charitable Contributions

Most Recently Revised: February 2015
Background
Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

●	Registered investment advisers;

●	Advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are exempt reporting advisers;

●	Firms that solicit clients or investors on behalf of the types of advisers described above; and

●	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. The SEC’s enforcement staff has interpreted contributions to include substantive donations of an adviser’s communications networks and other resources. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.
Restrictions on the Receipt of Advisory Fees
The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.1 This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

●	Any general partner, managing member or executive officer, or other individual with a similar status or function;

1            A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

●	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

●	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.
Restrictions on Payments for the Solicitation of Clients or Investors
The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.2
Restrictions on the Coordination or Solicitation of Contributions
The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.
Recordkeeping Obligations
The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

2            Similar prohibitions are expected on broker/dealers pursuant to upcoming FINRA lawmaking.

Guidance Regarding Bona-Fide Charitable Contributions
Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5.
Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered
The Pay-to-Play Rule applies equally to:

●	Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

●	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.
Risks
In developing these policies and procedures, CCG considered the material risks associated with Supervised Persons’ political contributions. This analysis includes risks such as:

●	Supervised Persons make political contributions that limit CCG’s ability to attract or retain government-related Clients or Investors;

●	CCG hires or promotes an individual into a role that meets the definition of a “covered associate” without considering the individual’s past political contributions;

●	CCG inadvertently violates “pay-to-play” regulations, or other applicable laws, because it is unaware of Supervised Persons’ political contributions, or of any solicitation or coordination of political contributions by others;

●	CCG or its Supervised Persons make charitable contributions that pose actual or apparent conflicts of interest;

●	CCG obtains referrals for government entity Clients or Investors from individuals or entities that are not eligible “regulated persons,” or that have made disqualifying contributions; and

●	Supervised Persons hold public offices that pose actual or apparent conflicts of interest.
Policies and Procedures
Political Contributions
Political contributions by CCG or Supervised Persons to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited. All Supervised Persons are subject to the Political Contributions policy, however, not all Supervised Persons are presumed to be covered associates as defined by Rule 206(4)-5. The Compliance Group will maintain a list of CCG’s covered associates.

If a Supervised Person or any affiliated entity is considering making a political contribution to any government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO using StarCompliance. Supervised Persons should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of CCG’s resources, such as the use of conference rooms or communication systems or volunteering their time to aid a political campaign, political party committee, political action committee, or political organization. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require pre-approval. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5 and applicable state laws, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

A Compliance Officer will meet with all new hires to discuss their past political contributions. The review will address the prior six months for Supervised Persons who will have no involvement in the solicitation of Clients or Investors; contributions for covered associates will be reviewed for the past two years.

Any political contribution by CCG, rather than its Supervised Persons, must be pre-cleared by the CCO. The Compliance Group will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Clients and Investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

The General Counsel is responsible for reviewing the CCO’s political contribution activities.
Solicitation Arrangements
CCG will only compensate third parties for referrals of Clients or Investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its covered associates have not made any disqualifying contributions during the past two years.

The GC and the CCO are responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.
Public Office
Supervised Persons must obtain written pre-approval from the CCO prior to running for any public office. Supervised Persons may not hold a public office if it presents any actual or apparent conflict of interest with CCG’s business activities.
Outside Business Activities
If a Supervised Person is associated with an outside business, such as by serving as an officer or director, the Supervised Person should recuse himself or herself from any decisions regarding that entity’s political contributions. If the Supervised Person believes that the outside business’ political contributions could give even the appearance of being related to CCG’s advisory activities or marketing initiatives, the Supervised Person must discuss the matter with the CCO. Any outside business activities by the CCO will be reviewed by the General Counsel.

Code of Ethics: Complaints
Most Recently Revised: February 2015
Background
From time-to-time, CCG may receive complaints from Clients or Investors regarding CCG’s investment advisory services or related matters. CCG will strive to respond promptly and appropriately to all such complaints, and in the case of an error, CCG will consider whether corrective actions should be taken in order to prevent it from reoccurring.
Risks
In developing these policies and procedures, CCG considered the material risks associated with its response to Client and Investor complaints. This analysis includes risks such as:

●	Complaints are not reported to supervisory personnel;

●	Oral complaints are not addressed with the same level of diligence as written complaints;

●	Complaints are not addressed appropriately or in a timely manner; and

●	CCG does not document Client or Investor complaints, or its response to such complaints.

CCG has established the following guidelines to mitigate these risks.
Policies and Procedures
Any statement transmitted verbally or in writing that alleges CCG has not fulfilled its responsibilities is a complaint. General expressions of dissatisfaction with performance are not. Supervised Persons should consult with the CCO if there is any question as to whether a communication is a complaint.

All Supervised Persons must promptly report any complaints to the General Counsel and/or CCO. Failure to report a complaint will be cause for corrective action, up to and including termination of such Supervised Person.

The General Counsel and/or CCO will investigate and respond to all Client and Investor complaints in a timely manner, will describe all complaints using the attached Complaint Log, and will retain copies of all documentation associated with each complaint in a Complaint File. The General Counsel and/or CCO may consult with Outside Counsel or other third party consultants regarding the appropriate resolution of a complaint. Offers of settlement may only be made with the written approval of the General Counsel.

Complaint Log
Client/Investor	Date Complaint was Received	Oral or Written Complaint	Nature of Complaint	Supervised Person(s) Involved	Potential $ Exposure	Third Parties Contacted by Client/Investor (if known)	CCG’s Course of Action for Follow- Up/Resolution

Code of Ethics: Outside Business Activities
Most Recently Revised: February 2015

Background
Supervised Persons may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Supervised Persons may also be granted permission to participate in investment clubs. However, such activities can expose the participant to potentially Material Non-Public Information, and can create conflicts of interest.

Supervised Persons may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

Risks

In developing these policies and procedures, CCG considered the risks posed by service with outside organizations and investment clubs, including potential conflicts of interest and access to Material Non-Public Information. CCG also considered the risks posed by Supervised Persons’ past business relationships. CCG has established the following guidelines to mitigate these risks.
Policies and Procedures
Outside Business Activities, Directorships and Investment Clubs
Supervised Persons are prohibited from engaging in outside business activities, serving on boards of directors, making investment decisions on behalf of non-Clients without prior approval from the CCO. However, if position is in connection with a portfolio investment (e.g., accepting a board position in a “venture capital operating company”) notification of the outside activity is sufficient. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Supervised Persons may use StarCompliance to seek approval for the activities. The CCO will use StarCompliance to track Supervised Persons’ participation in such activities.

No Supervised Person may utilize property of CCG, or utilize the services of CCG or its employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

A Supervised Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with CCG and in which he or she knows that CCG might be expected to participate or have an interest, without:

●	Disclosing in writing all necessary facts to the CCO;

●	Offering the particular opportunity to CCG; and

●	Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of CCG’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by CCG may benefit that Supervised Person or a family member, either directly or indirectly, then the Supervised Person must immediately disclose this possibility to the CCO.

No Supervised Person may borrow from or become indebted to any person, business or company having business dealings or a relationship with CCG, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Supervised Person may use CCG’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

A Supervised Person who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information between CCG and the outside entity. If participation in the outside business activity results in the Supervised Person’s receipt of Material Non-Public Information the Supervised Person must discuss the scope and nature of the information flow with the GC or CCO. Similarly, if a Supervised Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.
Prior Employment Arrangements
Supervised Persons are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to CCG and to any prior employers. Supervised Persons should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Supervised Persons’ previous employment agreement, and any prior political contributions made by the Supervised Person.